UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 25, 2004

Arden Group, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	0-9904	95-3163136
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2020 South Central Avenue, Compton, California		90220
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(310) 638-2842

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01. Other Events.

On October 25, 2004, the Board of Directors of Registrant declared an extraordinary dividend in the amount of $20.00 per share on its outstanding Class A Common Stock and $18.00 per share on its outstanding Class B Common Stock payable on December 16, 2004 to shareholders of record on November 15, 2004. Bernard Briskin, Chairman of the Board and Chief Executive Officer of Registrant, is the beneficial owner of 1,362,496 shares of Registrant’s Class B Common Stock (a portion of which shares is owned beneficially with his spouse), representing in excess of 99% of the outstanding Class B Common Stock of Registrant as of the date of the declaration of such stock dividend. Mr. Briskin has notified Registrant that he and his spouse are considering voluntarily converting all or a portion of the Class B Common Stock beneficially owned by them into a like number of shares of the Class A Common Stock prior to November 15, 2004, the record date for the extraordinary dividend. As a result, they will be entitled to receive the dividend payable on Class A Common Stock with respect to the shares issued upon such conversion. The conversion will be made pursuant to the conversion rights set forth in Registrant’s Restated Certificate of Incorporation.

Based upon the number of shares of Class B Common Stock presently outstanding, if Mr. Briskin and his spouse convert in excess of 881,856 shares of their Class B Common Stock into Class A Common Stock, the remaining issued and outstanding shares of Class B Common Stock held by Mr. Briskin and all other holders of Class B Common Stock will automatically be converted into a like number of shares of the Class A Common Stock of Registrant as provided under Registrant’s Restated Certificate of Incorporation. The automatic conversion would be effective as of the effectiveness of the Briskins’ voluntary stock conversion of more than 881,856 Class B Common shares. The former holders of Class B Common Stock who hold the shares of Class A Common Stock into which their shares of Class B Common Stock are automatically converted through the record date for the dividends would be entitled to receive the Class A Common Stock dividend on such shares of Class A Common Stock. If all shares of the outstanding shares of Class B Common Stock are converted into shares of Class A Common Stock, the aggregate amount of the extraordinary dividend will be approximately $67,665,040.

The base price under the outstanding stock appreciation rights issued to certain non-employee directors of this Corporation and under the outstanding stock appreciation rights Agreements will be appropriately amended and adjusted to reflect the effect of the declaration and the payment of the above-described dividend.

The holders of Class B shares have ten votes for each share held, elect five of the authorized seven directors and receive per share 90% of any dividend otherwise payable to the holders of Class A Common Stock. Upon conversion of all of the Class B Common Stock into Class A Common Stock, Registrant would have only one class of outstanding common stock with all holders having the same rights.

A copy of the press release regarding the above-described matters is attached as Exhibit 99.1.

The information in this Current Report, including the exhibit hereto, is being furnished and shall not be deemed "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that Section. The information in this Current Report, including the exhibit hereto, shall not be incorporated by reference into any registration statement or other document filed with the Commission.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Arden Group, Inc.

October 28, 2004	By:	Bernard Briskin

Name: Bernard Briskin
Title: Chairman of the Board, President and Chief Executive Officer

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Exhibit Index

Exhibit No.	Description

99.1	Press Release